Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

BANK OF AMERICA CORP /DE/

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $600,000.00. The prospectus is a final prospectus for the related offering.